Exhibit 99.5

STOCK PURCHASE AGREEMENT

Stock Purchase Agreement, dated as of December 18, 2003 (the “Agreement”), between Tribune Company, a Delaware corporation (“Seller”), and Frank O’Connell, an individual (“Buyer”).

WHEREAS, Seller currently holds 843,758 shares (the “Shares”) of the common stock of Alternate Marketing Networks, Inc. (the “Company”), and Buyer desires to buy the Shares, and Seller is willing to sell the Shares, pursuant to the terms set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

SALE OF SHARES

(a)           Seller agrees to sell, assign, transfer and deliver the Shares to Buyer, and Buyer agrees to purchase and take assignment and delivery of the Shares from Buyer, for an aggregate purchase price of $16,875.16 (the “Purchase Price”).

(b)           The closing (“Closing”) of the transaction contemplated by this Agreement shall take place on or before December 24, 2003, as mutually agreed by the parties.  Buyer shall pay the Purchase Price to Seller at Closing by check or wire transfer in immediately available funds.  At the Closing, Seller shall deliver to Buyer the Shares in proper form for transfer to the Buyer.

ARTICLE II

REPRESENTATIONS

(a)           Seller hereby represents, warrants, and covenants with and to Buyer as follows:

(i)                                     Seller owns the Shares identified on Exhibit A free and clear of any claims, liens, security interests, charges or encumbrances whatsoever, and upon consummation of the transaction contemplated hereby, Buyer shall be vested with good and marketable title to the Shares, free and clear of any claims, liens, security interests, charges or encumbrances whatsoever.

(ii)                                  Seller has the power and authority to dispose of the Shares as provided herein.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all requisite corporate action, and this Agreement constitutes the legal, valid and binding agreement of Seller, enforceable in accordance with its terms.

(iii)                               The execution and delivery of this Agreement by Seller will not breach any agreement of Seller or violate any applicable law, judgment, order, writ,

injunction, decree, rule or regulation of any court, administrative agency or other governmental authority.  No consent of any governmental authority or third party is required for the execution, delivery and performance of this Agreement by Seller.

(b)           Buyer hereby represents, warrants, and covenants with and to Seller as follows:

(i)                                     Buyer has the power and authority to purchase the Shares as provided herein.  This Agreement constitutes the legal, valid and binding agreement of Buyer, enforceable in accordance with its terms.

(ii)                                  The execution and delivery of this Agreement by Buyer will not breach any agreement of Buyer or violate any applicable law, judgment, order, writ, injunction, decree, rule or regulation of any court, administrative agency or other governmental authority.  No consent of any governmental authority or third party is required for the execution, delivery and performance of this Agreement by Buyer.

(iii)                               Buyer has had the opportunity to ask questions of, and receive answers from, representatives of the Seller concerning the Company, the financial condition of the Company, the valuation of the Shares and the terms and conditions of this transaction, as well as to obtain any information requested by Buyer.  Any questions raised by Buyer concerning the transaction have been answered to the satisfaction of Buyer.  Buyer’s decision to enter into the transactions contemplated hereby is based in part on the answers to such questions as Buyer has raised concerning the transaction and on Buyer’s own evaluation of the risks and merits of the Company’s business activities.  Buyer has the financial ability to purchase the Shares.

(c)           The parties agree that the Purchase Price for the Shares may or may not represent the fair value of the Shares and that the value of the Shares may increase or decrease following the Closing. The parties expressly acknowledge and agree that none of the parties hereto is making any representations herein concerning the value of the Shares.

(d)           In the event that any of the representations or warranties made by any party are false, or in the event of a breach by any party hereto of any of its covenants or agreements hereunder, such party shall save, defend, indemnify and hold harmless the party or parties to whom such representation, warranty, covenant or agreement is made, from and against any and all losses, liabilities, damages, expenses, costs and reasonable attorneys’ fees resulting from such breach.

(e)           All representations, warranties, indemnification and agreements made herein shall survive the Closing until expiration of the applicable statutes of limitation, including any extension thereof by agreement or waiver.

(f)            The parties acknowledge that the sale of the Shares will subject Seller and Buyer to reporting and disclosure obligations, including the filing of reports under Section 13 and/or

Section 16 of the Securities Exchange Act of 1934, as amended, and agree to comply with such obligations and consent to the compliance with such obligations by the other party (including, without limitation, the filing of this Agreement as an exhibit to any such report or disclosure).

ARTICLE III

MISCELLANEOUS PROVISIONS

(a)           This Agreement may be amended, modified and supplemented only by mutual written agreement of the parties.

(b)           Each party will execute all documents and take such other actions as the other parties may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Agreement.

(c)           This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Illinois, without giving effect to the principles of conflicts of laws thereof.

(d)           This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(e)           This Agreement contains the entire understanding of the parties hereto in respect of the subject matter contained herein.  There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

(f)            All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

SELLER:

Tribune Company

By:	/s/ David J. Granat
Name:	David J. Granat
Title:	Vice President

BUYER:

/s/ Frank O’Connell
Frank O’Connell